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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Prandium, Inc.

   We consent to incorporation by reference in the Registration Statement (No. 333-67149) on Form S-8 of Prandium, Inc. of our report dated March 2, 2001, relating to the consolidated balance sheets of Prandium, Inc. and its subsidiaries as of December 31, 2000 and December 26, 1999 and the related consolidated statements of operations, common stockholders' deficit and cash flows and related financial statement schedule for the years ended December 31, 2000, December 26, 1999 and December 27, 1998 which report appears in the December 31, 2000 annual report on Form 10-K of Prandium, Inc.

   Our report dated March 2, 2001, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, has a significant stockholders' deficit and has experienced events of default on certain of its debt instruments. These circumstances raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Orange County, California
April 2, 2001